Exhibit 99.1

American Eagle Outfitters Reports September Sales Of $251 Million

Same Store Sales Increased 4%

Raises Third Quarter EPS Guidance

Pittsburgh - October 7, 2010 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the five weeks ended October 2, 2010 increased 4% to $251 million, compared to $241 million for the five weeks ended October 3, 2009.  Comparable store sales increased 4%, compared to flat for the same period last year.

Total sales for the 35 week year-to-date period ended October 2, 2010 increased 4% to $1.86 billion, compared to $1.79 billion for the 35 weeks ended October 3, 2009. Comparable store sales increased 2% for the year-to-date period, compared to an 8% decline for the same period last year.

The company completed the closure of MARTIN+OSA during the second quarter of 2010. Accordingly, MARTIN+OSA's total sales for the current and prior periods have been reclassified as discontinued operations and are not included in the results from continuing operations above.

The company is raising its third quarter earnings guidance from continuing operations to a range of $0.27 to $0.28 per diluted share from prior guidance of $0.23 to $0.26 per diluted share. This is based on a view of third quarter comparable store sales of flat to slightly positive, reflecting conservative traffic during the non-peak selling period of October. Third quarter guidance compares to adjusted earnings from continuing operations for the third quarter 2009 of $0.25 per diluted share, which excluded a tax benefit of $0.07 per diluted share associated with the repatriation of earnings from Canada as outlined in the table that follows. The third quarter 2010 guidance excludes the potential impact of investment security charges.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share ("non-GAAP" or "adjusted"). This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company's operating performance, when reviewed in conjunction with the company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company's business and operations.

AMERICAN EAGLE OUTFITTERS, INC. GAAP to Non-GAAP reconciliation (unaudited)
	13 Weeks Ending		13 Weeks Ended
	October 30, 2010	October 30, 2010	October 31, 2009
	Low Range	High Range
GAAP Diluted EPS from Continuing Operations	$0.27	$0.28	$0.32
Deduct: Impact of tax benefit related to repatriation of earnings from Canada	-	-	(0.07)
Non-GAAP Diluted EPS from Continuing Operations	$0.27	$0.28	$0.25

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 933 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 145 standalone stores in the U.S. and Canada and online at www.aerie.com.  The latest brand, 77kids by american eagle, is available online at www.77kids.com, as well as at five stores across the nation. The 77kids brand offers small sizes and great big style for kids 0-14.  AE.COM, the online home of the brands of AEO, Inc. ships to 76 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings and monthly sales. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's third quarter earnings and monthly sales expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300